Exhibit 10(a)

The Toro Company
Annual Management Incentive Plan II

1.	Plan Purpose. The purpose of The Toro Company Annual Management Incentive Plan II (the “Plan”) is to enhance stockholder value of The Toro Company (the “Company”) by providing an annual incentive to reinforce achievement of the Company’s performance goals (“Performance Goals”); to link a significant portion of a participating officer’s annual compensation to the achievement by the Company, and in certain cases, a division or individual, of Performance Goals and to attract, motivate and retain officers and general managers on a competitive basis by making awards based on annual achievement of Performance Goals (“Annual Performance Awards”).

2.	Eligibility and Participation. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation and Human Resources Committee (the “Committee”) shall select as recipients of Annual Performance Awards (“Plan Participants”) those officers and general managers of the Company who, through their position or performance, can have a significant, positive impact on the Company’s financial results. A Plan Participant is selected to participate in the Plan for one fiscal year, but may be selected again. Newly-hired and newly-promoted officers and general managers may be selected as Plan Participants after the first 90 days of a fiscal year subject to the provisions of this paragraph and paragraph 4.a. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3.	Award Amounts.

a.	Target Payout. The target amount that may be paid with respect to an Annual Performance Award (the “Target Payout”) shall be determined by the Committee and shall be based on a percentage of a Plan Participant’s actual annual base salary at the time of grant (“Participation Factor”), within the range established by this paragraph and subject to adjustment as provided in the last sentence of this paragraph. The Participation Factors, which are intended to reflect a Plan Participant’s level of responsibility, are up to 100% for the Chairman and Chief Executive Officer, up to 85% for the President and Chief Operating Officer, up to 75% for other elected officers and up to 65% for other officers. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder (“Section 162(m)”), if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less or greater than the Target Payout.

b.	Maximum Payout. The Committee may also establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

c.	Division Payout. At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Goals (“Supplemental Division Performance Goals”) and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout. The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division officer or general manager based on the Committee’s evaluation of the quality of division performance.

d.	Strategic Performance Measure Payout. At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with paragraphs 3.a. and 3.b.) by up to 20% but to not more than 200% of the Target Payout, for selected Plan Participants (“Strategic Performance Participants”), to reflect individual strategic performance measures (“SPM Performance Goals”) established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee’s evaluation of the individual’s achievement of the SPM Performance Goal.

e.	Section 162(m) Maximum. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes Performance Goals under the award, and the Committee shall have the discretion to decrease an award payment, but may not under any circumstances increase such amount. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award, with respect to any fiscal year is $2,000,000 1,500,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

4.	Performance Goals.

a.	Establishment. An award payment under an Annual Performance Award shall be made to a Plan Participant only if the Company, a division and/or the individual participant achieves Performance Goals established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

b.	Performance Goal Criteria. Performance Goals to be established under paragraph 4.a. shall be based on revenue, revenue growth, cost of goods sold, earnings per share (EPS), earnings growth, return on average net assets (ROANA), return on average total assets, return on average current assets, return on equity, average net asset dollar level, average current asset turns, average net asset turns, average inventory asset turns, division profit adjustment, division controllable profit contribution, division average asset dollars, economic value added, controllable value added, product innovation, asset management, customer satisfaction scores, customer care and fill rate. Supplemental Division Performance Goals for division participants that may be established under paragraph 4.a. may be based on any of the foregoing and/or on division specific operating performance goals including sustained earnings, product warranty experience, product recalls or inventory levels. SPM Performance Goals that may be established under paragraph 4.a. may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustained earnings initiative, warranty experience, product recalls, field inventory, acquisition experience, customer satisfaction (determined by such measurements as product innovation, asset management, product quality, warranty, on-time delivery, after-market service, customer care or customer satisfaction scores or survey results), inventory reduction and inventory turnover or any of the other Performance Goals listed in this paragraph. Each Performance Goal is to be specifically defined by the Committee on a Company, division or individual basis and/or in comparison with peer group performance.

5.	Payments. Before any payment is made under the Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item.

6.	Administration. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 8; interpret provisions of the Plan; select Plan Participants; establish Performance Goals; make Annual Performance Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under Section 162(m) or Section 16 of the Exchange Act, as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Plan Participants.

7.	Governing Law. The Plan, awards granted under the Plan and agreements entered into under the Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or an award or agreement to the substantive law of another jurisdiction.

8.	Plan Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 3.e. to a Plan Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Plan Participant with respect to any Annual Performance Award theretofore granted without such participant’s written consent.

9.	Effective Date of the Plan and Amendments. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 8.